EXHIBIT 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

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Media Announcement

FORWARD INQUIRIES TO: Sigma-Aldrich Corporation

Media Relations

Karen Miller

314/286-7996

karen.miller@sial.com

Investor Relations

Quintin Lai

314/898-4643

quintin.lai@sial.com

Sigma-Aldrich Announces Agreement on Assets Sale to Honeywell to Fulfill EU Commitments

•	Asset sale includes Sigma-Aldrich-branded solvents and inorganics business in the EEA

•	Sale is part of commitments Sigma-Aldrich has made to receive European Union antitrust approval for $17 billion acquisition by Merck KGaA, Darmstadt, Germany

•	European Commission to review agreement as final step in approval process

St. Louis, Oct. 20, 2015 – Sigma-Aldrich Corporation (NASDAQ: SIAL) today announced that it agreed to sell its Sigma-Aldrich-branded solvents and inorganics business in the EEA to Honeywell. The sale will also include global rights to the Company’s Fluka® brand. This sale is intended to fulfill the commitments the Company made to the European Union in order to receive final approval for the sale of the Company to Merck KGaA of Darmstadt, Germany.

Merck will now submit the Honeywell agreement to the European Commission, which has to approve the transaction in order for Merck to complete the acquisition of Sigma-Aldrich. The European Commission previously provided conditional approval of that transaction on June 15, 2015.

Merck and Sigma-Aldrich announced on September 22, 2014 that they had entered into a definitive agreement under which Merck would acquire all outstanding shares of Sigma-Aldrich for $140 per share in cash. In addition to the confirmation of approval from the European Union, the closing follows the approval of the acquisition by Sigma-Aldrich’s shareholders at a special meeting held on December 5, 2014, and the satisfaction of other customary conditions, including antitrust clearance in the United States, China, Japan and several other regions.

About Sigma-Aldrich: Sigma-Aldrich, a leading Life Science and Technology company focused on enhancing human health and safety, manufactures and distributes 250,000 chemicals, biochemicals and other essential products to more than 1.4 million customers globally in research and applied labs as well as in industrial and commercial markets. With three distinct business units – Research, Applied and SAFC Commercial – Sigma-Aldrich is committed to enabling science to improve the quality of life. The Company operates in 37 countries, has approximately 9,700 employees worldwide and had sales of $2.79 billion in 2014. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.

Sigma-Aldrich is a registered trademark of Sigma-Aldrich Co. LLC. Fluka is a registered trademark of Sigma-Aldrich Chemie GmbH.

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